Exhibit 99


                                      Ford


NEWS

Contact:        George Pipas
                313-323-9216
                gpipas@ford.com

Go to http://media.ford.com for news releases and high-resolution photographs.


IMMEDIATE RELEASE
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FORD F-SERIES SALES CLIMB 12 PERCENT IN OCTOBER

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o F-Series sales were 68,828 - up 12 percent compared with a year ago.
o New 2004 F-150 gains strength with sales up 65 percent over September.
o Ford Escape remains top-selling small SUV with sales up 26 percent.
o Volvo sets October record with 29 percent increase.
o Ford's overall October sales decline 2 percent with truck sales up 2 percent and cars down 9 percent.

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DEARBORN, Mich., Nov. 3 - U.S. customers purchased or leased 282,468 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in October, down 2 percent compared with a year ago. Sales of trucks (pickups, sport utility vehicles, and vans) were 187,402 (up 2 percent), while sales of passenger cars were 95,066 (down 9 percent).

Year-to-date, the company's sales were 2.9 million, down 4 percent compared with the same period a year ago. Sales of trucks were 1.9 million, up 1 percent, while car sales were 1.0 million, down 12 percent.

"The economy is sprinting and consumer fundamentals remain favorable," said Jim O' Connor, Ford group vice president, North America Marketing, Sales and Service. "We believe auto sales will finish strong in 2003 and we look for another good year in 2004."

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October sales for Ford's F-Series truck were 68,828, up 12 percent from a year ago. Sales for the all-new 2004 F-150 model were 65 percent higher than September, the truck's introductory month. Among retail buyers, sales of 2004 models accounted for 53 percent of total F-Series sales, the highest for any Ford product, except the Ford Escape.

"We are extremely pleased with all aspects of the launch of the new F-150," said O'Connor. "The production launch was the best we've seen in several years. The F-150 continues to receive accolades from the automotive press, and the number of intenders among full-size pickup buyers is strong and growing. We're delighted by the positive sales trend, which was achieved in a very competitive market."

Sales for the Ford Escape were 16,266 (up 26 percent), bringing year-to-date sales to 139,856. Escape is the best-selling small sport utility vehicle in the United States with almost 500,000 units sold since it was introduced in late 2000. The 2005 model Escape, which will include a new hybrid electric version, debuts at the Miami Auto Show on Friday, Nov. 7.

"We see continued strong demand for small sport utility vehicles," noted O'Connor. "We established a strong presence in the small SUV market three years ago and we plan to increase our presence with the 2005 model Escape and Mercury Mariner."

Volvo dealers delivered 10,854 units to U.S. customers in October - a new record for the month. Volvo sales were 29 percent higher than a year ago, the twelfth month in a row of higher sales, a streak that started with the introduction of the award-winning XC90 sport utility vehicle.

Jaguar and Land Rover sales were narrowly lower than a year ago when each of the brands posted October sales records. Sales for the all-new Jaguar XJ sedan (up 62 percent) and Land Rover Range Rover (up 39 percent) paced the near-record results.

Lincoln sales were 4 percent higher than a year ago thanks to its new mid-size sport utility vehicle, the Lincoln Aviator.